UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	000-52891	20-8429087
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 16, 2010, Corporate Property Associates 17 – Global Incorporated (the “Company”) completed the acquisition of 29 automotive equipment distribution centers and four office buildings located in various cities in the United States and Canada, totaling approximately 3,572,684 square feet, and entered into a total of four net lease agreements, two with Carquest Canada Ltd. (“Carquest Canada”) and two with General Parts Inc. and the other tenants named therein (collectively, “General Parts,” and together with Carquest Canada, the “Tenants”). The Tenants are affiliates of General Parts International, Inc., doing business as CARQUEST Auto Parts (“CARQUEST”). CARQUEST has guaranteed the obligations of the Tenants under the leases.

The total cost of the purchase, including acquisition and transaction costs, was approximately $258 million. Three of the four leases have an initial term of 20 years and each provides for six five-year renewal options. The remaining lease has a term of five years. Additionally, each of the three 20-year term leases provides for stated rent increases every five years.

In connection with the acquisition of 30 of the distribution centers and office buildings, the Company obtained a 10-year, non-recourse mortgage financing of approximately $117 million bearing interest at a fixed rate of 5.17% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 — Global Incorporated

Date: December 22, 2010

By: /s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and
Chief Financial Officer